    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2000
                                                      REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              REDBACK NETWORKS INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                     77-0438443
  (State or Other Jurisdiction                        (I.R.S. Employer
of Incorporation or Organization)                  Identification Number)

                              1195 BORREGAS AVENUE
                               SUNNYVALE, CA 94089
                                 (408) 571-5000
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 --------------

                                  VIVEK RAGAVAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             REDBACK NETWORKS, INC.
                              1195 BORREGAS AVENUE
                               SUNNYVALE, CA 94089
                                 (408) 571-5000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 --------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

        GREGORY K. MILLER, ESQ.                        ELISSA WELLIKSON, ESQ.
         JARLON TSANG, ESQ.                       REDBACK NETWORKS, INC.
     GUNDERSON DETTMER STOUGH                         1195 BORREGAS AVENUE
  VILLENEUVE FRANKLIN & HACHIGIAN, LLP           SUNNYVALE, CALIFORNIA  94089
         155 CONSTITUTION DRIVE                          (408) 571-5000
     MENLO PARK, CALIFORNIA  94025
          (650) 321-2400

                                 --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------

                         CALCULATION OF REGISTRATION FEE

  ----------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING PRICE    AMOUNT OF
  REGISTERED                                         REGISTERED            SHARE (1)                  (1)           REGISTRATION FEE
  ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.0001 per share......     2,440,526             $83.25               $203,173,790           $53,638
  ----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"). Based upon the average of the high and low sales prices per share of Redback's common stock on November 10, 2000 as reported on the Nasdaq National Market, pursuant to Rule 457(c) of the Securities Act.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2000

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                [REDBACK LOGO]


                        2,440,526 SHARES OF COMMON STOCK

                                -----------------

     This prospectus relates to 2,440,526 shares of our common stock that we may issue from time to time in exchange for exchangeable shares issued by one of our Canadian subsidiaries, 610381 B.C. Inc. The exchangeable shares were issued by 610381 B.C. Inc. in September 2000 to shareholders of Abatis Systems Corporation in connection with our acquisition of Abatis Systems Corporation. As a holder of exchangeable shares, you may exchange your exchangeable shares for shares of our common stock at any time. Upon an exchange of exchangeable shares, you are entitled to receive one share of our common stock for each exchangeable share. You also are entitled to receive a cash amount equal to any declared and unpaid dividends on the exchangeable shares if the record date for any such dividend is prior to the date of exchange. However, we do not anticipate declaring any dividends. 610381 B.C. Inc. may redeem or 610380 B.C. Inc., another one of our Canadian subsidiaries, may acquire all exchangeable shares on or after January 31, 2010; PROVIDED, HOWEVER, in certain circumstances, 610381 B.C. Inc. has the right to redeem, and 610380 B.C. Inc. has a right to acquire the exchangeable shares prior to January 31, 2010. On that date, 610381 B.C. Inc. may redeem, or 610380 B.C. Inc. may acquire, all of the then outstanding exchangeable shares by delivering, for each exchangeable share, one share of our common stock plus a cash amount equal to any declared and unpaid dividends.

     The common stock is quoted on the Nasdaq National Market under the symbol "RBAK." The last reported bid price of the common stock on November 10, 2000, was $78-7/16 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS APPLICABLE TO HOLDERS OF REDBACK'S COMMON STOCK.

                                -----------------

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------


                       Prospectus dated November __, 2000

                                     SUMMARY

       YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS." UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "REDBACK," "WE," "US" AND "OUR" REFER TO REDBACK NETWORKS INC.

                              REDBACK NETWORKS INC.

       Redback Networks Inc. is a leading provider of advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed access to the Internet and corporate networks. Our product lines, which consist of the Subscriber Management System(TM), SmartEdge(TM), Enterprise Service Point(TM), and Service Management product families, combine networkiNg hardware with sophisticated software. Together, these product families are designed to enable our customers to create end-to-end regional networks that will support all major broadband access technologies, as well as the new services that these high-speed connections will enable.

       Our Subscriber Management System(TM), or SMS, products connect and manage large numbers of subscribers across all major high-speed access technologies, including digital subscriber line, cable and wireless and bridge the gap between high-speed access concentrators and the routers which connect to the Internet backbone. Our SmartEdge(TM) optical networking and multi-service products simplify the architecture of today's regional voice and data networks, as well as improve their capacity and performance. Enterprise Service Point(TM), or ESP, products are a new breed of intelligent carrier-managed devices designed specifically to help service providers capture high-margin revenue from advanced IP services. The Service Management products allow service providers to easily publish, activate and manage IP services and allow their customers to subscribe to these services on demand.

       We sell our products through our direct sales force, resellers and distribution partners. Our products are used by many of the largest carriers and service providers worldwide.

       We announced our family of ESP and Service Management products during the third quarter of 2000. We cannot be certain that the ESP and Service Management products, or any future products designed around this technology, will be successfully developed or will achieve widespread market acceptance.

       In recent years, there has been a significant increase in demand by businesses and consumers for broadband, or high-speed, access to the Internet and to corporate networks. While carriers, cable operators and service providers are attempting to provide inexpensive and comprehensive broadband access, there are several major challenges associated with scaling and configuring existing network architectures to accommodate large numbers of new high-speed subscribers. We believe widespread deployment of broadband services requires a new model for subscriber management that efficiently terminates subscriber connections, manages broadband subscribers, provides flexibility for connections, and supports multiple broadband access technologies simultaneously. We also believe that widespread deployment of broadband will require carriers and service providers to re-architect their regional voice and data networks to accommodate the massive increase in data traffic that will occur as a result of the volume of new broadband connections. Carriers and service providers are also seeking to simplify the operation of the existing technologies in their regional networks and improve their ability to respond to customer requests for enhanced services.

       Whether deployed at aggregation points by carriers, by cable operators or by service providers, our SMS products accept a large concentration of high-speed data traffic from such devices as digital subscriber line concentrators, cable modem termination systems and wireless termination systems. Our SMS products reduce the processing requirements placed on routers connecting to the Internet backbone in broadband networks.

       Equally important, our SmartEdge products add significantly more capacity and flexibility to regional voice and data networks, making them simpler to architect and operate. With integrated Time Division Multiplexing (TDM) and IP functionality in the SmartEdge platform, carriers and providers can evolve their networks from today's structure to include a broad range of new services.

       Finally, our ESP and Service Management solutions provide yet additional service-enabling capabilities that allow providers to migrate their networks from being primarily access-based to being able to support a wide range of new IP-based services.

       Our solution provides the following key benefits:

       o ENHANCES BROADBAND OPERATIONS. Our SMS products bridge the operational gap between "last mile" access networks that serve businesses and homes and the routers connecting to the Internet backbone and corporate networks.

       o SIMPLIFIES REGIONAL NETWORK ARCHITECTURE. Our SmartEdge products simplify the design of regional voice and data networks, and enable our customers to increase their capacity and performance with less equipment.

       o PROVIDES COST-SAVINGS AND REVENUE-GENERATING BENEFITS. Our ESP and Service Management product provide service creation capabilities that provide significant operational cost savings and revenue generating benefits for carriers and service providers.

       o SUPPORTS ALL MAJOR ACCESS TECHNOLOGIES. Our products support all major access technologies, including digital subscriber line, cable, wireless, SONET, SDH, leased lines, frame relay and ATM. Equally important, these products will enable customers to operate multiple broadband technologies simultaneously, reducing operational expenses and improving responsiveness to customers.

       o FACILITATES RAPID AND SCALABLE DEPLOYMENT. Our products allow service providers to quickly deploy high-speed access and achieve rapid time-to-market for significant revenue-generating services while using existing access, accounting and management control systems.

       o PROVIDES PLATFORM FOR THE DELIVERY OF VALUE-ADDED SERVICES. Our products enable carriers, cable operators and service providers to create and market new service offerings that extend broadband connectivity and capabilities.

       o SIMPLIFIES END-USER ADMINISTRATION AND SUPPORT. Our products allow easy configuration and administration of subscribers, reducing the cost of providing service and enabling faster response to customer requirements.

       We are focused on delivering solutions for subscriber management, optical and multi-service networking, and service creation. We believe the combination of our operating system software and our hardware technology differentiates our solution and provides a competitive advantage by delivering advanced services and functionality. We will continue to develop features and functionalities and expand our product families to further enhance the ability of carriers, cable operators and service providers to deliver profitable services.

       Our principal executive offices are located at 1195 Borregas Avenue, Sunnyvale, California 94089. Our telephone number is (408) 571-5000.

                                  RISK FACTORS

       AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT.

THE EXCHANGE OF YOUR 610381 B.C. INC. EXCHANGEABLE SHARES IS GENERALLY A TAXABLE EVENT AND YOUR TAX CONSEQUENCES WILL VARY DEPENDING ON A NUMBER OF FACTORS

       The exchange of 610381 B.C. Inc. exchangeable shares for shares of our common stock is generally a taxable event in Canada and the United States. Your tax consequences can vary depending on a number of factors, including your residency, the method of exchange and the length of time that the exchangeable shares were held prior to exchange. Canadian and United States federal income tax considerations will vary according to your particular circumstances. You should consult with your own tax advisor as to the tax consequences of exchanging your exchangeable shares for shares of our common stock.

OUR COMMON STOCK WILL BE FOREIGN PROPERTY IN CANADA AND SOME TRUSTS HOLDING OUR COMMON STOCK MAY BE SUBJECT TO TAX

       Our common stock will be foreign property in Canada for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and for some other tax-exempt persons. Under the Income Tax Act (Canada) Part XI, tax is generally imposed on these trusts where the cost amount of foreign property held by the trust at the end of exceeds 25% of the cost amount of all property held by the trust at the end of each month in the year 2000 and 30% for months thereafter.
Part XI tax is imposed at the rate of one percent per month of the cost amount of any excess foreign property.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED
OPERATING HISTORY

       We were founded in August 1996 and only began shipping products in material quantities in the second quarter of 1998. You should consider the risks and difficulties frequently encountered by companies like us in a new and rapidly evolving market. Our ability to sell products and services, and the level of success, if any, we achieve, depends, among other things, on the level of demand for broadband access services, which is a new and rapidly evolving market. Our business strategy may be unsuccessful and we may not successfully address the risks we face.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES

       We incurred net losses of $4.4 million for the year ended December 31, 1997, $9.9 million for the year ended December 31, 1998, and $7.9 million for the year ended December 31, 1999, and $680.0 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $702.3 million. Although we were profitable in the fourth quarter of 1999, we have not had a history of profitability. We have incurred significant net losses in the past and expect to continue to incur significant net losses in the future.

       To date, we have funded our operations from both private and public sales of equity securities and notes, from bank borrowings and by means of equipment lease financing. We expect to continue to incur significant product development, sales and marketing, and general and administrative expenses. As a result, we must generate significant revenues to achieve profitability. We may not sustain recent growth rates in our revenues. Further, we cannot be certain that we can attain profitability on a quarterly or annual basis in the future.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS GENERALLY

     We expect to continue our acquisition and expansion strategy. Future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities and the incurrence of additional debt. In addition, the purchase price for many of these acquired businesses likely will significantly exceed the current fair values of the tangible net assets of the acquired businesses. As a result, we would be required to record material goodwill and other intangible assets that would result in significant amortization charges in future periods. These charges, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you of the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results. Further, we must successfully combine the acquired businesses. We may not be able to integrate the technologies and operations quickly and smoothly. In the event that our integration does not go smoothly, serious harm to our business, financial condition and prospects may result. Integrating acquired businesses entails significant diversion of management's time and attention. The integration of technology, products and services may require the partial or wholesale conversion or redesign of some or all of our technologies, products and services or those of the acquired business. In addition, we may be required to spend additional time or money on integration that would otherwise have been spent on developing our business and services or other matters.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

       Factors likely to cause quarterly fluctuations in revenues and operating results include:

       o   fluctuations in demand for broadband access services;

       o   the timing and size of sales of our products and services;

       o announcements of new products and product enhancements by competitors;

       o the entry of new competitors into our market, including by acquisition;

       o unexpected delays in introducing new or enhanced products, including manufacturing delays;

       o   unexpected delays in product shipments due to component shortages;

       o   unexpected technical problems with our products;

       o   our ability to control expenses;

       o our ability to ship products on a timely basis and at a reasonable cost; and

       o the mix of our products sold and the mix of distribution channels through which our products are sold.

       A high percentage of our expenses, including those related to engineering, sales and marketing, research and development, and general administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our quarterly operating results are likely to be materially adversely affected. In addition, we plan to increase our operating expenses to expand our engineering and sales and marketing operations, broaden our customer support capabilities, develop new distribution channels, fund increased levels of research and development and build our operational infrastructure. If growth in our revenues does not outpace the increase in these expenses, our business, results of operations and financial condition could be materially adversely affected.

       We rely on a limited number of third-party manufacturers to build our products. Any interruption in the operations of such manufacturers would adversely affect our ability to meet our scheduled product deliveries to our customers. This would cause significant variations in our quarterly operating results and our business, results of operations and financial condition would be materially adversely affected.

       Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in some future quarter our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

OUR LENGTHY AND VARIABLE SALES CYCLE MAKES IT DIFFICULT FOR US TO PREDICT IF OR WHEN A SALE WILL BE MADE

       The timing of our sales revenue is difficult to predict because of the length and variability of the sales cycle for our products. Customers often view the purchase of our products as a significant and strategic decision. This evaluation process frequently results in a lengthy sales cycle, typically ranging from three months to over one year. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, product purchases are frequently subject to unplanned administrative, processing and other delays. This is particularly true for larger customers for whom our products represent a very small percentage of their overall purchase activities. These customers are often engaged in multiple simultaneous purchasing decisions, some of which may pertain to more immediate needs and absorb the immediate attention of the customer. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter or at all, our business, results of operations and financial condition could be materially adversely affected.

IN ANY QUARTER, A SMALL NUMBER OF CUSTOMERS ARE LIKELY TO ACCOUNT FOR A SUBSTANTIAL MAJORITY OF OUR REVENUE

       In each of the eleven quarters in the period ended September 30, 2000, we have had at least one customer that accounted for 10% or more of our total revenue in the quarter. In the third quarter of 2000, Qwest Communications International, Inc. accounted for 24% of our total revenue and Genuity Inc. accounted for 11% of our total revenue. For the twelve months ended December 31, 1999, sales to Bell Atlantic and Southwestern Bell Information Systems, a subsidiary of SBC, accounted for 24% and 11%, respectively. We anticipate that a small number of customers with large orders will continue to account for a majority of our quarterly revenue. However, we do not have any contracts or other agreements that guarantee continued sales to these or any other customers. If our customers alter their purchasing habits or reevaluate their need for our products, or if we fail to receive a large order in any future period, our business, results of operations and financial condition would be materially adversely affected.

WE ARE CURRENTLY ENTIRELY DEPENDENT ON THE SMS AND SMARTEDGE PRODUCT FAMILIES FOR REVENUE

       The SMS and SmartEdge families of products are the only products that we currently sell. We have introduced, but have not begun shipping, the ESP and Service Management family of products and intend to introduce new products and enhancements to existing products in the future. We cannot be certain that the SMS, SmartEdge or ESP and Service Management products or any future products will achieve widespread market acceptance. Our inability to timely and successfully introduce new products and enhancements, or the failure of these new products or enhancements to achieve market acceptance, could materially adversely affect our business, results of operations and financial condition.

THERE IS A LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR OUR SMS AND
SMARTEDGE PRODUCTS

       The products that we have developed or may develop and introduce in the future are marketed primarily to large customers. There are only a limited number of large existing and potential customers and this number is not expected to increase significantly in the future.

IF OUR PRODUCTS DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS AND DEMANDS, OUR BUSINESS WOULD BE ADVERSELY AFFECTED

       Many of our customers require product features and capabilities that our products may not have. The requirement that we add features to our products in order to achieve a sale may result in a longer sales cycle, increased research and development expenses and reduced margins on our products. To achieve market acceptance for our products, we must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would materially adversely affect our business, results of operations and financial condition.

       We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would materially adversely affect our business, results of operations and financial condition.

WE NEED TO GAIN ACCEPTANCE IN OTHER BROADBAND ACCESS MARKETS

       To date, we have derived most of our revenues from sales of the SMS family products for use in the digital subscriber line market for broadband access. We intend to expend a substantial amount of time and resources to achieve market acceptance of our products in other markets, including the cable, wireless and optical markets. We may be unable to simultaneously or effectively address evolving demands in these markets, and customers in these markets may choose to implement competing technologies or products. In addition, if our competitors gain market acceptance in these markets first, it will be difficult, if not impossible, for us to gain subsequent market acceptance in these markets. If we are unable to achieve acceptance of our products in these markets, our ability to generate revenues will be limited, and our business, results of operations and financial condition would be materially adversely affected.

WE EXPECT INCREASED COMPETITION

       We may be unable to compete successfully with current or future competitors. If we do not compete successfully against current or future competitors, our business, results of operations and financial condition will be materially adversely affected. Currently, competition in our market is intense. The broadband access markets we are targeting, including digital subscriber line, cable, wireless and optical, are new and rapidly evolving and we expect these markets to become highly competitive in the future. In addition, we expect new competitors to emerge in the broadband access market as that market evolves due to technological innovation and regulatory changes. We face actual and potential competition from public and private companies providing routers connecting to the Internet backbone, access concentrators and subscriber aggregation systems. For instance, Cisco Systems, Inc., the leading provider of routers connecting to the Internet backbone, offers products that compete directly with our products, and also provides a comprehensive range of broadband access systems and network access systems.

       We expect companies that offer access concentrators and routers to incorporate, or in the future will incorporate, some subscriber management functionality into their products. These companies include Cisco, Nortel Networks, and Lucent Technologies. In addition, there are several other companies that provide subscriber management features in access concentrators or routing platforms.

       Many of our principal competitors, including Alcatel, Cisco, Fujitsu, Lucent Technologies, Nortel Networks, Siemens/Unisphere and some companies that may compete with us in the future, are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are much better positioned than we are to acquire other companies, including our competitors, and thereby acquire new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage that would materially adversely affect our business, results of operations and financial condition.

       Many of our competitors have significantly more established customer support and professional services organizations than we do. In addition, many of our competitors have much greater name recognition and have a more extensive customer base, broader customer relationships and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We have encountered, and expect to continue to encounter, potential customers that, due to existing relationships with our competitors, are committed to the product offerings of these competitors. As a result, these potential customers may not consider purchasing our products. We expect to face competition in the following areas:

       o   product pricing;

       o   breadth of product lines;

       o   sales and distribution capabilities;

       o product features and enhancements, including product performance, reliability, size, compatibility and scalability;

       o   product ease of deployment;

       o   conformance to industry standards; and

       o   technical support and service.

       We expect that competitive pressures may result in price reductions, reduced margins and loss of market share, which would materially adversely affect our business, results of operations and financial condition.

THE ACCOUNTING TREATMENT OF THE SIARA MERGER AND THE ABATIS ACQUISITION WILL RESULT IN SIGNIFICANT CHARGES TO OUR OPERATIONS

       In addition to our merger with Siara Systems, Inc. completed on March 8, 2000, we recently acquired Abatis Systems Corporation on September 28, 2000. We accounted for the Siara merger and the Abatis acquisition under the purchase method of accounting. The results of operations of Siara and Abatis are included in our consolidated financial statements for all periods after March 8, 2000 and September 28, 2000, respectively. The excess of cost over the fair value of the net tangible assets acquired from these transactions is recorded as goodwill, other intangible assets and deferred stock compensation, which will be amortized by charges to operations. These transactions resulted in aggregate goodwill and other intangible assets of approximately $5.1 billion. Our annual amortization of goodwill and other intangible assets is estimated to be approximately $1.3 billion per year, which will have a significant negative impact on our operating results and could cause our stock price to decline.

WE ARE DEPENDENT ON A LIMITED NUMBER OF CONTRACT MANUFACTURERS

     We currently use a limited number of third party manufacturers to assemble our products. We may not be able to effectively manage our relationship with these manufacturers and such manufacturers may not meet our future requirements for timely delivery. Although these third-party manufacturers are capable of building our products, any interruption in the operations of our contract manufacturers would adversely affect our ability to meet our scheduled product deliveries to our customers. This could cause the loss of existing or potential customers and could materially adversely affect our business, results of operations and financial condition.

       In addition, the products that these manufacturers build for us may be insufficient in quality or in quantity to meet our needs. These manufacturers may not meet the technological or delivery requirements of our current products or any future products that we may develop and introduce. The inability of our contract manufacturers in the future to provide us with adequate supplies of high-quality products, or the loss of our contract manufacturers in the future, would cause a delay in our ability to fulfill customer orders while another of our third-party manufacturers begins production and would have a material adverse effect on our business, results of operations and financial condition.

SOME OF THE KEY COMPONENTS IN OUR PRODUCTS COME FROM SINGLE OR
LIMITED SOURCES OF SUPPLY

       We currently purchase several key components used in our products from single or limited sources of supply. These manufacturers include Altera, Brooktree, Connector Technologies, Foresight, Intel, Level One, Powerspec, Siemens and Ziatech. In addition, we rely on Wyle Electronics and LSI Logic as our foundry for a number of our application specific integrated circuits, or ASICs, and IBM Microelectronics as a foundry for other ASICs. We have no guaranteed supply arrangement with these suppliers, and we, or our manufacturers, may fail to obtain these supplies in a timely manner in the future. Financial or other difficulties faced by these suppliers or significant changes in demand for these components could limit the availability to us of these components. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet scheduled product deliveries to our customers and would materially adversely affect our business, results of operations and financial condition. In addition, qualifying additional suppliers is time-consuming and expensive.

WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR OUR SMARTEDGE PRODUCT

       Cerent Corporation has granted Siara a non-exclusive license to technology related to two ASICs and parts of Cerent's system-level hardware technology that are used in the SmartEdge product. In November 1999, Cerent was acquired by Cisco Systems, a provider of networking products and a significant competitor of ours. Although we believe we have sufficient rights to this Cerent technology to conduct our business as currently conducted, we do not have a business relationship with Cisco. Any loss of access to the technology that is the subject of the agreement with Cerent would seriously harm our business.

WE MAY BE UNABLE TO MATCH PRODUCTION WITH PRODUCT DEMAND

       We currently use a rolling six-month forecast based on anticipated product orders, product order history and backlog to determine our materials requirements. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, we may have excess or inadequate inventory of materials and components, which could materially adversely affect our business, results of operations and financial condition. In order to meet our inventory needs, we may incur expedite fees charged by our suppliers, which could materially adversely affect our business, results of operations and financial condition.

WE MAY BE UNABLE TO RETAIN EMPLOYEES OR PROPERLY MANAGE GROWTH

       We have expanded our operations rapidly since our inception. The number of our employees increased from 39 on February 28, 1998 to approximately 1,000 by the end of the third quarter of 2000.

       Our future performance depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. We intend to continue to expand in order to pursue existing and potential market opportunities and are in the process of hiring additional engineering and sales personnel. Our ability to continue to attract and retain highly skilled personnel is a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. If we fail, our business, results of operations and financial condition could be materially adversely affected. Our planned rapid growth places a significant demand on management and financial and operational resources.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING AGAINST THESE CLAIMS

       Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have received in the past, and may receive in the future, claims of this kind as we seek to hire qualified personnel and those claims may result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION OF THE COMMUNICATIONS INDUSTRY

       The jurisdiction of the Federal Communications Commission, or FCC, extends to the communications industry, to our customers and to the products and services that our customers sell. Future FCC regulations, or regulations established by other regulatory bodies, may slow or end the growth of the broadband access services industry. Regulation of our customers may materially harm our business and financial condition. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into broadband access markets. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. The delays that these governmental processes entail may cause order cancellations or postponements or product purchases by our customers, which would materially harm our business, results of operations and financial condition.

OUR PLANNED EXPANSION TO INTERNATIONAL MARKETS WILL INVOLVE NEW RISKS

     For the years ended December 31, 1998 and 1999, and the nine months ended September 30, 2000, we derived approximately 15%, 7%, and 23%, respectively, of our revenues from sales to customers outside of the United States. Our ability to achieve future success will depend in part on the expansion of our international sales and operations. International operations are generally subject to a number of risks, including:

       o   expenses associated with customizing products for foreign countries;

       o protectionist laws and business practices that favor local competition;

       o   dependence on local vendors;

       o   multiple, conflicting and changing governmental laws and regulations;

       o   longer sales cycles;

       o   longer accounts receivable cycles;

       o   increased difficulties in collecting accounts receivable;

       o difficulties in managing operations across disparate geographic areas;

       o difficulties associated with enforcing agreements through foreign legal systems;

       o reduced or limited protection of our intellectual property rights in some countries;

       o   foreign currency exchange rate fluctuations; and

       o   political and economic instability.

       In addition, if we grow internationally, we will need to expand our worldwide operations and enhance our communications infrastructure. If we fail to implement and improve these systems, our ability to accurately forecast sales demand, manage our supply chain and record and report financial and management information would be adversely affected. This could materially adversely affect our business, results of operations and financial condition.

UNDETECTED SOFTWARE OR HARDWARE ERRORS COULD HAVE A MATERIAL
ADVERSE EFFECT ON US

       Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have experienced errors in the past in connection with new products. We expect that errors will be found from time to time in new or enhanced products after we begin commercial shipments. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely have a material adverse effect on our business, results of operations and financial condition.

       Our customers use our products to provide broadband access to their customers. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance for our products. Our customers could seek damages for losses from us, which, if they were successful, could have a material adverse effect on our business, results of operations and financial condition. A product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

       We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have filed a limited number of U.S. patent application. There can be no assurance that this application will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

       Others may allege that our products infringe upon their proprietary rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves or our customers, manufacturers or suppliers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend this litigation. In addition, intellectual property litigation could force us to do one or more of the following:

       o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

       o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

       o redesign those products or services that incorporate the disputed technology.

       In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, our business, results of operations and financial condition would be materially adversely affected. We may be subject to these claims in the future.

       We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our business, results of operations and financial condition could be materially adversely affected.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE

       The development and marketing of new products, which are not yet complete, will require a significant commitment of resources. Likewise, the expansion of our operations and reseller channels will require significant resources.

       Furthermore, if the market for broadband access develops at a slower pace than anticipated or if we fail to establish significant market share and achieve a meaningful level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. While we believe that our existing capital resources are adequate to meet our current needs, we may require additional capital in the future. Additional capital may not be available to us at all, or, if available, may be available only on unfavorable terms. Any inability to raise additional capital when we require it would materially adversely affect our business, results of operations and financial condition.

WE ARE DEPENDENT ON THE WIDESPREAD ADOPTION OF BROADBAND ACCESS SERVICES

       Sales of our products depend on the increased use and widespread adoption of broadband access services, and the ability of our customers to market and sell broadband access services. Our business, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' broadband access services are not received well by the marketplace. Critical issues concerning use of broadband access services are unresolved and will likely affect use of broadband access services. These issues include:

       o   security;

       o   reliability;

       o   bandwidth;

       o   congestion;

       o   cost;

       o   ease of access; and

       o   quality of service.

       Even if these issues are resolved, if the market for products that provide broadband access to the Internet and to corporate networks fails to develop, or develops at a slower pace than anticipated, our business, results of operations and financial condition would be materially adversely affected.

WE MAY HAVE INSUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS

       We are required to generate cash sufficient to pay all amounts due on our outstanding notes and to conduct our business operations. Currently, our earnings are insufficient to cover our anticipated debt service obligations, and this may materially hinder our ability to make payments on our outstanding notes. Our ability to meet our future debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY
AFFECT OUR CASH FLOW

       We have substantial amounts of outstanding indebtedness, primarily due to our convertible notes. We also may obtain additional long-term debt and working capital lines of credit. As a result of this indebtedness, our principal and interest payment obligations will increase substantially. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

       Our substantial leverage could have significant negative consequences, including:

       o increasing our vulnerability to general adverse economic and industry conditions;

       o   limiting our ability to obtain additional financing;

       o requiring the dedication of a substantial portion of our cash from operations to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including capital expenditures;

       o limiting our flexibility in planning for, or reacting to, changes in our business and the industry which we compete; and

       o placing us at a possible competitive disadvantage vis-a-vis less leveraged competitors and competitors that have better access to capital resources.

We May Be Unable to Repurchase the Notes

     At maturity, the entire outstanding principal amount of our convertible notes will become due and payable. In addition, if a change in control occurs, each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, if we meet certain conditions, to pay the repurchase price with shares of common stock. Our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance these borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repurchase of the notes until we pay the senior debt in full.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL

       Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the forward-looking statements be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions, reflecting our expectations for future events or our future financial performance. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. These factors include, but are not limited to:

       o   our limited operating history

       o   our history of losses

       o   our limited ability to forecast quarterly operating results

       o   our development and introduction of new products

       o   obtaining and expanding market acceptance of the products we offer

       o   increasing competition

       Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Nor do we undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 USE OF PROCEEDS

       Because the shares of our common stock offered under this prospectus will be issued in exchange for exchangeable shares of 610381 B.C. Inc., we will receive no cash proceeds from holders of exchangeable shares for the issuance of shares of our common stock.

                              PLAN OF DISTRIBUTION

GENERAL

       You may receive shares of our common stock in exchange for your exchangeable shares as follows:

o you may elect to exchange your exchangeable shares for shares of our common stock at any time;

o 610381 B.C. Inc. may redeem or 610380 B.C. Inc., another one of our Canadian subsidiaries, may acquire all exchangeable shares that are outstanding on January 31, 2010, and may redeem or acquire the exchangeable shares at an earlier date in certain circumstances including (i) there being outstanding fewer than 5% of the number of exchangeable shares originally issued and outstanding on September 28, 2000, (ii) the occurrence of a merger, amalgamation, tender offer, material sale of shares or rights or interest in or to such shares or rights or similar transactions involving Redback, or any proposal to do so, (iii) the proposal of any matter requiring a vote of the holders (other than a matter discussed under (iv) below) of the exchangeable shares which the board of directors of 610381 B.C. Inc. determines is not reasonably practicable to accomplish without an early redemption of the exchangeable shares, or (iv) the failure by the holders of exchangeable shares to approve or disapprove any change in the rights of the exchangeable shares where the approval or disapproval of such change is necessary to maintain the equivalence of the exchangeable shares and our common stock;

o 610381 B.C. Inc. may, subject to applicable law, at any time purchase for cancellation all or any part of the outstanding exchangeable shares by tender to all holders of exchangeable shares and may at any time purchase exchangeable shares by private agreement with any holders where the consideration consists solely of shares of 610381 B.C. Inc; or

o upon a liquidation of 610381 B.C. Inc. or Redback, your exchangeable shares will be exchanged for shares of our common stock.

       Upon exchange of your exchangeable shares, you are entitled to receive, for each exchangeable share you hold, one share of our common stock (subject to adjustment in certain circumstances) and a cash amount equal to any declared and unpaid dividends on the exchangeable share. We have not engaged any broker, dealer or underwriter in connection with this offering of our common stock. The following is a summary of the material rights, privileges, restrictions and conditions relating to the issuance of our common stock in exchange for your exchangeable shares. The specific provisions governing the exchangeable shares are set forth in the Arrangement Agreement, the Plan of Arrangement and the Exchange Trust Agreement, which are included as exhibits to the registration statement of which this prospectus is a part. You should read the Arrangement Agreement, the Plan of Arrangement and the Exchange Trust Agreement for a more complete understanding of the exchangeable shares.

ELECTION BY HOLDERS OF EXCHANGEABLE SHARES TO EXCHANGE THEIR SHARES

     As a holder of exchangeable shares, you have the right at any time to require 610381 B.C. Inc. to redeem any or all of the exchangeable shares you hold for shares of our common stock. In order to request a redemption of your shares, you must present to 610381 B.C. Inc. or 610381 B.C. Inc.'s transfer agent, Montreal Trust Company of Canada, the following documents:

o a certificate or certificates representing the number of exchangeable shares to be redeemed;

o a written redemption request, the form of which you may obtain from 610381 B.C. Inc. or its transfer agent, that specifies the number of exchangeable shares you wish to have redeemed, the desired redemption date (which shall not be less than 10 business days nor more than 15 business days after the date of the redemption request) and acknowledges the overriding purchase right, which is described below, of 610380 B.C. Inc., one of our Canadian subsidiaries; and

o any other documents that 610381 B.C. Inc. or its transfer agent may require to effect the redemption of your exchangeable shares.

     Upon receipt of a redemption request, the transfer agent must promptly notify 610380 B.C. Inc. and us of the request. 610380 B.C. Inc. has an overriding right to purchase the exchangeable shares specified in the redemption request. If 610380 B.C. Inc. elects to exercise this right, then 610381 B.C. Inc. will not redeem your exchangeable shares, but, instead, 610380 B.C. Inc. will purchase your exchangeable shares in exchange for shares of our common stock. In that event, 610380 B.C. Inc. will deliver to the transfer agent for payment to you one share of our common stock for each exchangeable share purchased plus a cash amount equal to any declared and unpaid dividends on each exchangeable share, provided that the record date of the dividend is prior to the date of purchase. The purchase by 610380 B.C. Inc. of your exchangeable shares will occur on the redemption date specified in your redemption request. 610380 B.C. Inc. will notify the transfer agent no later than three business days from the transfer agent's receipt of your redemption request if it elects to exercise its overriding purchase right. The transfer agent will notify you if 610380 B.C. Inc. has decided not to exercise this right. If 610380 B.C. Inc. does not elect to exercise its overriding purchase right, then 610381 B.C. Inc. will redeem your shares on the redemption date specified in your redemption request. In that event, 610381 B.C. Inc. will deliver to the transfer agent for payment to you one share of our common stock for each exchangeable share redeemed plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of exchange. If, as a result of solvency requirements or applicable law, 610381 B.C. Inc. is not able to redeem all of the exchangeable shares you requested, then 610381 B.C. Inc. will redeem only those exchangeable shares permitted by law. 610380 B.C. Inc. will purchase the remaining exchangeable shares not redeemed by 610381 B.C. Inc. In that event, you are entitled to receive one share of our common stock for each share purchased by 610380 B.C. Inc. plus a cash amount equal to any declared and unpaid dividends on each exchangeable share provided that the record date of the dividend is prior to the date of our purchase. You may revoke your redemption request at any time prior to the close of business on the business day immediately preceding the purchase or redemption date. If you revoke your redemption request, your exchangeable shares will not be purchased by 610380 B.C. Inc. or redeemed by 610381 B.C. Inc.

REDEMPTION OF EXCHANGEABLE SHARES BY 610381 B.C. INC.

     The automatic redemption date for the exchangeable shares is January 31, 2010. On that date, 610381 B.C. Inc. will redeem all of the then outstanding exchangeable shares by delivering to the transfer agent for payment to you one share of our common stock for each exchangeable share you hold and a cash amount equal to any declared but unpaid dividends on each exchangeable share up to the redemption date. 610381 B.C. Inc. has the right to redeem the exchangeable shares prior to January 31, 2010 in certain circumstances including (i) there being outstanding fewer than 5% of the number of exchangeable shares originally issued and outstanding on September 28, 2000, (ii) the occurrence of a merger, amalgamation, tender offer, material sale of shares or rights or interest in or to such shares or rights or similar transactions involving Redback, or any proposal to do so, (iii) the proposal of any matter requiring a vote of the holders (other than a matter discussed under (iv) below) of the exchangeable shares which the board of directors of 610381 B.C. Inc. determines is not reasonably practicable to accomplish without an early redemption of the exchangeable shares; or (iv) the failure by the holders of exchangeable shares to approve or disapprove any change in the rights of the exchangeable shares where the approval or disapproval of such change is necessary to maintain the equivalence of the exchangeable shares and our common stock. 610381 B.C. Inc. will, in the case of a redemption in the circumstances provided under (i) above, at least 75 days prior to a redemption date, provide all holders of exchangeable shares with written notice of the proposed redemption of the exchangeable shares. In the event of a redemption in any of the circumstances provided in
(ii) to (iv) above, 610381 B.C. Inc. will provide such advance notice as its board of directors determines to be reasonably practicable in the circumstances. The redemption of the exchangeable shares by 610381 B.C. Inc. is subject to applicable law and to the overriding right of 610380 B.C. Inc. to purchase all but not less than all of the outstanding exchangeable shares on the proposed redemption date. If 610380 B.C. Inc. elects to exercise this right, it must notify the transfer agent and 610381 B.C. Inc. of its intention to exercise this right at least 60 days prior to the proposed redemption date, except in an early redemption situation which notice shall be provided prior to the proposed redemption date. The transfer agent will notify you whether or not 610380 B.C. Inc. has decided to exercise its overriding purchase right. If 610380 B.C. Inc. does exercise this right, it will deliver to the transfer agent for payment to you on the redemption date one share of our common stock for each exchangeable share you hold and a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the redemption date.

RIGHTS ON THE LIQUIDATION OF 610381 B.C. INC. OR REDBACK
LIQUIDATION OR INSOLVENCY OF 610381 B.C. INC.

     If 610381 B.C. Inc. liquidates, dissolves, or winds up its affairs or otherwise distributes its assets among its shareholders for the purposes of winding up its affairs, you are entitled to receive from 610381 B.C. Inc. a liquidation payment equal to one share of our common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. 610381 B.C. Inc. will make this liquidation payment to you, as a holder of exchangeable shares, before it makes any payments to any holder of a class of stock ranking junior to the exchangeable shares. The payment of this liquidation payment to you is subject to applicable law and the overriding right of 610380 B.C. Inc. to purchase all but not less than all of the outstanding exchangeable shares. If 610380 B.C. Inc. elects to exercise this right, it must notify the transfer agent and 610381 B.C. Inc. of its intention to exercise the right at least 45 days prior to the proposed liquidation date in the case of a voluntary liquidation, dissolution or winding up of 610381 B.C. Inc. In the case of an involuntary liquidation, dissolution or winding up of 610381 B.C. Inc., 610380 B.C. Inc. must notify the transfer agent and 610381 B.C. Inc. of its intention to exercise this right at least five business days prior to the proposed liquidation date. The transfer agent will notify you whether or not 610380 B.C. Inc. has decided to exercise its overriding purchase right. If 610380 B.C. Inc. does exercise this right, it will deliver to the transfer agent for payment to you one share of our common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. If a 610381 B.C. Inc. insolvency event occurs, as a holder of exchangeable shares, you may instruct Montreal Trust Company of Canada, as trustee on behalf of the holders of exchangeable shares, to exercise its exchange right on your behalf. This exchange right enables the trustee to require Redback to purchase any or all of your exchangeable shares. The purchase price payable by Redback to you upon exercise of the trustee's exchange right is one share of our common stock for each exchangeable share purchased plus a cash amount equal to all declared but unpaid dividends on each exchangeable share. The occurrence of any of the following will constitute a 610381 B.C. Inc. insolvency event:

o the institution by 610381 B.C. Inc. of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of 610381 B.C. Inc. to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it;

o the filing of a petition, answer or consent seeking the dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by 610381 B.C. Inc. to contest in good faith the commencement of any of these proceedings within 30 days of becoming aware of it;

o 610381 B.C. Inc.'s consent to the filing of any petition referenced above or to the appointment of a receiver;

o the making by 610381 B.C. Inc. of a general assignment for the benefit of creditors;

o the admission in writing by 610381 B.C. Inc. of its inability to pay its debts generally as they become due; or

o 610381 B.C. Inc.'s not being permitted, pursuant to solvency requirements of applicable law, to redeem any exchangeable shares presented for redemption by a holder of exchangeable shares.

LIQUIDATION OF REDBACK

       If a Redback liquidation event occurs, Redback will purchase all of your outstanding exchangeable shares on the fifth business day prior to the Redback liquidation event. The purchase price that Redback will pay for your exchangeable shares will be one share of our common stock for each exchangeable share you hold plus a cash amount equal to all declared but unpaid dividends on each exchangeable share up to the effective date of the liquidation. This purchase of your exchangeable shares by Redback will enable you to participate on an equal basis with the holders of our common stock if a Redback liquidation event occurs. The occurrence of any of the following will constitute a Redback liquidation event:

       o a determination by our board of directors to institute voluntary liquidation, dissolution or winding up proceedings or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs; or

       o the receipt by us of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding up or to effect any other distribution of our assets among our shareholders for the purpose of winding up our affairs, in each case where we failed to contest in good faith any such proceeding commenced within 30 days of becoming aware thereof.

ADJUSTMENTS IN OUR COMMON STOCK

       The number of shares of our common stock into which each of your exchangeable shares is exchangeable will be adjusted to reflect any:

       o   stock split of our common stock;

       o   reverse stock split of our common stock;

       o   stock dividend on our common stock;

       o consolidation, merger, arrangement or amalgamation of Redback with or into another entity;

       o recapitalization or reclassification of our outstanding common stock; or

       o   other similar change regarding our common stock.

          INCOME TAX CONSIDERATIONS FOR HOLDERS OF EXCHANGEABLE SHARES

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the principal Canadian federal income tax consequences applicable to holders of exchangeable shares who for purposes of the INCOME TAX ACT (CANADA), commonly known as the Canadian Tax Act, and at all relevant times are residents of Canada. For this summary it is assumed that a holder:

       o   holds exchangeable shares as capital property,

       o   deals at arm's length, and

       o is not affiliated, with Redback, 610380 B.C. Inc., or 610381 B.C. Inc.

       This summary does not apply to holders with respect to whom Redback is or will be a "foreign affiliate", as defined in the Canadian Tax Act. This summary does not take into account the potential application to certain "financial institutions", as defined in the Canadian Tax Act, of the mark-to-market rules contained in the Canadian Tax Act.

       Holders should consult with their own tax advisors as to whether they hold or will hold their exchangeable shares as capital property for purposes of the Canadian Tax Act. Shares in the capital of a corporation will generally be considered to be capital property to a holder unless:

       o the holder holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities,

       o the holder acquired the shares in an adventure or concern in the nature of trade, or

       o the holder is a financial institution and the shares are "mark-to-market property", as defined in the Canadian Tax Act of such holder.

       Certain holders whose shares might not otherwise qualify as capital property may be entitled to have their shares deemed to be capital property by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

       This summary is based on current provisions of the Canadian Tax Act and regulations thereunder in force as of the date hereof, counsel's understanding of current published administrative policies of the Canadian Customs and Revenue Agency and all specific proposals to amend the Canadian Tax Act and the Income Tax Regulations publicly announced by the Minister of Finance of Canada prior to the date hereof. No assurance can be given that any of the proposed amendments will be enacted in the form proposed, or at all.

       This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the proposed amendments, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action or decision, and does not take into account provincial, territorial or foreign tax consequences, which may differ significantly from those discussed herein. No advance income tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences described herein.

       THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS AND OTHERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

       For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding and disposition of exchangeable shares and/or shares of Redback common stock (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars and all amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a holder's liability for tax under the Canadian Tax Act, any cash amounts received by the holder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received by the holder must be expressed in Canadian dollars at the time such consideration is received.

       DIVIDENDS ON EXCHANGEABLE SHARES

       Dividends on exchangeable shares which are received, or are deemed to be received, by a holder of such shares must be included in computing the holder's income for purposes of the Canadian Tax Act.

       In the case of a holder of exchangeable shares who is an individual, the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends from taxable Canadian corporations will apply to the holder in respect of any such dividends.

       In the case of a holder of exchangeable shares that is a corporation, the holder will generally be entitled to deduct any dividends received on the exchangeable shares in computing its taxable income.

       A holder of exchangeable shares that is a "private corporation", as defined in the Canadian Tax Act, or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay refundable tax of 33 1/3% on dividends received or deemed to be revived on the exchangeable shares to the extent that such dividends are deductible in computing the holder's taxable income.

       A holder of exchangeable shares that is throughout the relevant taxation year a "Canadian controlled private corporation", as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include any non-deductible dividends.

       Exchangeable shares will be "taxable preferred shares" and "short-term preferred shares", as those terms are defined in the Canadian Tax Act. Accordingly, 610381 B.C. Inc. will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax Act) paid or deemed to be paid on the exchangeable shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

       REDEMPTION, RETRACTION, EXCHANGE OR PURCHASE OF EXCHANGEABLE SHARES

       REDEMPTION OR RETRACTION. On the redemption (or retraction) of the exchangeable shares, the holder of the exchangeable shares:

       o will receive a dividend equal to any declared and unpaid dividend on each exchangeable shares redeemed (or retracted) that was held by the holder on any dividend record date which occurred prior to the redemption date, and

       o will be deemed to have received a dividend equal to the amount, if any, by which the redemption (or retraction) proceeds (namely, the fair market value at that time of Redback common stock received by the holder of the exchangeable shares from 610381 B.C. Inc. on the redemption (or retraction) of the exchangeable shares) exceeds the paid-up capital of the exchangeable shares for purpose of the Canadian Tax Act.

       The amount of any such dividend or deemed dividend will be subject to the tax treatment described above under "Dividends on Exchangeable Shares". In the case of a holder of exchangeable shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on redemption (or retraction) of the exchangeable shares may be treated as proceeds of disposition and not as a dividend.

       On the redemption (or retraction) of exchangeable shares, the holder of the exchangeable shares will also be considered to have disposed of the exchangeable shares for proceeds of disposition equal to the redemption (or retraction) proceeds less the amount of such deemed dividend. The holder of the exchangeable shares redeemed (or retracted) will, in general, realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs or disposition, exceed (or are less than) the adjusted cost base of such exchangeable shares to that holder immediately before the redemption (or retraction). Refer to "Taxation of Capital Gain or Capital Loss" below.

       EXCHANGE. The transfer of exchangeable shares by the holder thereof to 610380 B.C. Inc. in exchange for shares of Redback common stock pursuant to the Arrangement will be treated as a disposition of such exchangeable shares for purposes of the Canadian Tax Act. The holder will, in general, realize a capital gain (or capital loss) equal to the amount by which the holder's proceeds of disposition of such exchangeable shares (namely, the fair market value of the shares of Redback common stock acquired by the holder on the exchange), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such exchangeable shares to that holder immediately before the exchange. Refer to "Taxation of Capital Gain or Capital Loss" below.

       COST OF SHARES OF REDBACK COMMON STOCK SO ACQUIRED. The cost to a holder of a share of Redback common stock who acquires such share on the redemption, retraction or exchange of exchangeable shares will be equal to the fair market value of the share of Redback common stock at the time of such event. The adjusted cost base of such share will be determined under the averaging rules of the Canadian Tax Act by averaging the cost of that share with the adjusted cost base of any other shares of Redback common stock held at that time by the holder as capital property.

       PURCHASE. On the purchase for cancellation of exchangeable shares by 610381 B.C. Inc. by tender to all the holders of record of exchangeable shares then outstanding, the Holder of exchangeable shares will be deemed to have received a dividend equal to the amount, if any, by which the amount paid by 610381 B.C. Inc. for the exchangeable shares exceeds the paid-up capital, for purposes of the Canadian Tax Act, at the time the exchangeable shares are purchased for cancellation. The amount of any such deemed dividend will be subject to the tax treatment described above under "Dividends on Exchangeable Shares". In the case of a holder of exchangeable shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on purchase for cancellation of the exchangeable shares may be treated as proceeds of disposition and not as a dividend.

       On the purchase for cancellation of exchangeable shares, the holder of the exchangeable shares will also be considered to have disposed of the exchangeable shares for proceeds of disposition equal to the purchase price less the amount of such deemed dividend. The holder of the exchangeable shares purchased for cancellation will, in general, realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such exchangeable shares to that holder immediately before such shares are purchased for cancellation. Refer to "Taxation of Capital Gain or Capital Loss" below.

       DIVIDENDS ON REDBACK COMMON SHARES

       Dividends on shares of Redback common stock which are received, or are deemed to be received, by the holder of such shares who is an individual will be included in computing the holder's income for purposes of the Canadian Tax Act but will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act.

       In the case of a holder of shares of Redback common stock that is a corporation, dividends received, or deemed to be received, by the holder on such shares will be included in computing the holder's income and generally will not be deductible in computing the holder's taxable income. A holder of such shares that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

       DISPOSITION OF SHARES OF REDBACK COMMON STOCK

       A holder who disposes of, or is deemed to dispose of, shares of Redback common stock will, in general, realize a capital gain (or capital loss) equal to the amount by which the holder's proceeds of disposition of such shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to that holder immediately before the disposition or deemed disposition. Refer to "Taxation of Capital Gain or Capital Loss" below.

       TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

       A holder will, in general, realize a capital gain (or capital loss) equal to the amount by which the holder's proceeds of disposition of such exchangeable shares and/or shares of Redback common stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the exchangeable shares and/or shares of Redback common stock, to the holder immediately before the exchange. Whether an election under section 85 of the Canadian Tax Act was made in connection with the holder's acquisition of the holder's exchangeable shares will affect the computation of the holder's adjusted cost base for such exchangeable shares.

       Generally, three-quarters of any capital gain realized by a holder must be included in computing the holder's income for that year as a taxable capital gain. Similarly, three-quarters of any capital loss realized by a holder in a taxation year is an allowable capital loss that may generally be deducted from the holder's taxable capital gains (but not against other income) for that year or the three preceding taxation years or any subsequent taxation year, subject to detailed rules in the Canadian Tax Act in this regard. Under the proposed amendments, the three-quarters inclusion rate for capital gains and capital losses would be reduced to two-thirds effective for dispositions occurring after February 27, 2000 and before October 18, 2000 and to one-half for dispositions occurring after October 17, 2000.

       If the holder is a corporation, the amount of any capital loss realized on the disposition of exchangeable shares or shares of Redback common stock may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a holder is a corporation which is a member of a partnership or a beneficiary of a trust that owns such shares or where a partnership or trust of which such holder is a member or beneficiary is a member of a partnership or a beneficiary of a trust that owns any such shares.

       A holder that is throughout the relevant taxation year a "Canadian-controlled private corporation", as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains.

       Capital gains realized by a holder who is an individual or trust, other than certain trusts, may be subject to alternative minimum tax under the Canadian Tax Act. The Canadian Tax Act provides that the tax payable by individuals and such trusts is the greater of the tax otherwise determined and an alternative minimum tax. For purposes of computing the alternative minimum tax, one-quarter (increased to one-third under the proposed amendments effective for dispositions occurring after February 27, 2000 and before October 18, 2000 and to one-half for dispositions occurring after October 17, 2000) is added back to the individual's or the trust's income as otherwise determined.

       FOREIGN PROPERTY INFORMATION REPORTING

       In general, a "specified Canadian entity", as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of "specified foreign property", as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds Cdn.$100,000, is required to file an information return for the year or period disclosing prescribed information regarding their specified foreign property, including the cost amount, any dividends received in the year and any gains or losses realized in the year, in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. exchangeable shares and shares of Redback common stock will be specified foreign property to a holder. Accordingly, Holders of exchangeable shares or shares of Redback common stock should consult their own advisers regarding compliance with these rules.

       FOREIGN INVESTMENT ENTITY RULES

       Under the proposed amendments, where a taxpayer holds a "participating interest" in a "foreign investment entity", other than an "exempt interest", as these terms are defined in the proposed amendments, unless the taxpayer makes a valid election to be taxed under an accrual regime, the taxpayer will be taxed under a mark-to-market regime and must include in computing its income for the year an amount determined, in part, by any increase in the fair market value of the participating interest during the taxation year of the taxpayer. Shares of Redback common stock and rights to acquire shares of Redback common stock will constitute an exempt interest to a holder under the proposed amendments if throughout the holder's taxation year the shares of Redback common stock are:

      o widely-held, actively traded on a regular basis and listed on a prescribed stock exchange (including the Nasdaq National Market), and

      o Redback's principal business is not an "investment business", as defined in the proposed amendments, during the period which they are held by the holder.

      ELIGIBILITY FOR INVESTMENT

      NON-QUALIFIED INVESTMENTS. Exchangeable shares will not be "qualified investments", as defined in the Canadian Tax Act, for trusts governed by a "registered retirement savings plan", a "registered retirement income fund" or a "deferred profit sharing plan", each as defined in the Canadian Tax Act. If, in a taxation year, such a trust acquires an exchangeable share, it will be subject to Canadian income tax in respect of such share, and annuitants thereunder may be required to include the fair market value of such share in computing their income for the year of acquisition. Such trusts and annuitants thereunder should consult their own tax advisors regarding the possible consequences of acquiring or holding exchangeable shares in their particular circumstances.

      FOREIGN PROPERTY. Although shares of Redback common stock will be a qualified investments for such trusts, provided that the shares remain listed on the Nasdaq National Market, or are listed on another prescribed stock exchange, such shares will be "foreign property", as defined in Part XI of the Canadian Tax Act.

      Such trusts which hold foreign property will generally be liable to pay a monthly penalty tax imposed under subsection 206(2) of the Canadian Tax Act equal to 1% of the amount by which the aggregate cost amount to the trust of each foreign property held by the trust at the end of each such month exceeds 25% of the aggregate cost amount to the trust of all property held by it at that time. Under proposed amendments the percentage will be increased to 30% for the 2001 taxation year and thereafter. For this purpose, the aggregate cost amount to such a trust of shares of Redback common stock received may, in certain circumstances, be excluded in computing the amount of the penalty tax payable for up to 24 consecutive months commencing at the time of their acquisition by the trust. Such trusts and the annuitants thereunder should consult their own tax advisors regarding the possible application of such penalty tax in their particular circumstances.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations generally applicable to holders of exchangeable shares that are United States holders and that own exchangeable shares as capital assets. For purposes of this summary, United States holders are United States citizens or residents (including certain former citizens and residents), corporations or partnerships organized under the laws of the United States or any state thereof, any estate subject to United States federal income tax on its income regardless of source, and any trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     This summary is based on United States federal income tax law in effect as of the date of this prospectus. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares and the related rights. Consequently, some aspects of the United States federal income tax treatment of the transactions, including the ownership of exchangeable shares and the exchange of exchangeable shares for shares of our common stock, are not certain. No advance income tax ruling from the United States Internal Revenue Service and no opinion of United States tax counsel has been sought or obtained regarding the tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States holders, including, without limitation, former holders of Abatis common shares acquired as a result of the exercise of employee stock options. In addition, this summary does not address (i) the United States state or local tax consequences, or (ii) the foreign tax consequences of our acquisition of Abatis.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH
RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES AND THE RELATED RIGHTS AND THE RECEIPT AND OWNERSHIP OF OUR COMMON STOCK.

     EXCHANGE OR REDEMPTION OF EXCHANGEABLE SHARES

     It is anticipated that a United States holder that exercises such holder's rights to exchange, or is subject to a redemption of, the exchangeable shares and the related rights for shares of our common stock generally will recognize gain or loss on the receipt of the shares of our common stock in exchange for such exchangeable shares and the related rights. Such gain or loss will be equal to the difference between the fair market value of the shares of our common stock at the time of the exchange and the United States holder's tax basis in the exchangeable shares and the related rights exchanged. The gain or loss should generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the exchangeable shares, ordinary income may be recognized by the holder. Capital gain or loss should generally be long-term capital gain or loss if the exchangeable shares have been held as capital assets for more than one year at the time of the exchange. Gain realized on the exchange of exchangeable shares for shares of our common stock should generally be treated as United States source gain. The United States holder's tax basis in the shares of our common stock will be the fair market value of the shares of our common stock received by the United States holder in the exchange. Such holder's holding period will begin on the day after the United States holder receives the shares of our common stock.

       If a United States holder of exchangeable shares owns other shares of 610381 B.C. Inc. at the time of a redemption of the exchangeable shares by 610381 B.C. Inc., the Internal Revenue Service could take the position that the redemption is treated as a dividend. The amount of any such dividend could be the entire amount of money or the value of property received in the redemption. The redemption proceeds would be taxed as ordinary income to the extent of the allocable current and accumulated earnings and profits of 610381 B.C. Inc., if any, with any excess treated next as a recovery of basis and then as a capital gain. In determining whether a United States holder owns other shares of 610381 B.C. Inc., a holder's directly-owned shares and shares that the holder owns constructively under Section 318 of the Code must be considered. The rules of constructive ownership are complex, can produce unexpected results, and depend on each shareholder's specific facts. Holders of 610381 B.C. Inc. stock other than the exchangeable shares, or holders who believe that a person or entity to whom they are related may hold such shares, directly, indirectly or constructively, should consult their tax advisors in this regard.

       DISTRIBUTIONS ON THE EXCHANGEABLE SHARES

       A United States holder of exchangeable shares generally will be required to include dividends paid on the exchangeable shares in gross income as ordinary income to the extent the dividends were paid out of the current or accumulated earnings and profits of 610381 B.C. Inc., as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign income tax credit limitation purposes. Under the Canada-United States Income Tax Convention, such distributions will be subject to Canadian withholding tax at a rate of 15%. Subject to certain limitations of United States federal income tax law, a United States holder generally should be entitled to credit such withholding tax against such holder's United States federal income tax liability or to deduct such tax in computing United States taxable income.

       PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

       For United States federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company, known as a "PFIC," for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of corporations with respect to which the foreign corporation owns at least 25% of the value of the stock will be attributed to the foreign corporation. Passive income does not include, however, dividends received by the foreign corporation from a related person to the extent such dividends are properly allocable to the income of the related person which is not passive income.

       While there can be no assurance with respect to the classification of either Abatis or 610381 B.C. Inc. as a PFIC, each of Abatis and 610381 B.C. Inc. believes that it did not constitute a PFIC during its taxable years ending before the Combination. At the present time, we intend to endeavor to cause Abatis and 610381 B.C. Inc. to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Following the end of each taxable year, 610381 B.C. Inc. will notify United States holders of exchangeable shares if it believes that 610381 B.C. Inc. was a PFIC for that taxable year.

      If 610381 B.C. Inc. becomes a PFIC during a United States holder's holding period for exchangeable shares, and the United States holder does not make an election to treat 610381 B.C. Inc. as a qualified electing fund under Section 1295 of the United States Internal Revenue Code, then:

       (i) the United States holder would be required to allocate income recognized upon receiving certain excess distributions with respect to, and gain recognized upon the disposition of, such United States holder's exchangeable shares (including upon the exchange of exchangeable shares for shares of our common stock) ratably over the United States holder's holding period for such exchangeable shares;

       (ii) the amount allocated to each year other than: (A) the year of the excess distribution or disposition of the exchangeable shares, or
             (B) any year before the beginning of the first taxable year of 610381 B.C. Inc. for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated); and

       (iii) amounts allocated to periods described in (A) and (B) will be taxable to the United States holder as ordinary income.

       If the United States holder of exchangeable shares makes a qualified electing fund election, then the United States holder generally will be currently taxable on such holder's pro rata share of 610381 B.C. Inc.'s ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of 610381 B.C. Inc. in which 610381 B.C. Inc. is classified as a PFIC, even if no dividend distributions are received by such United States holder, unless such United States holder makes an election to defer such taxes. If 610381 B.C. Inc. believes that it was a PFIC for a taxable year, it will provide United States holders of exchangeable shares with information sufficient to allow eligible holders to make a qualified electing fund election and report and pay any current or deferred taxes due with respect to their pro rata shares of 610381 B.C. Inc.'s ordinary earnings and profits and net capital gains for such taxable year. United States holders should consult their tax advisors concerning the merits and mechanics of making a qualified electing fund election and other relevant tax considerations if either Abatis or 610381 B.C. Inc. is a PFIC for any applicable taxable year.

       The foregoing summary of the possible application of the PFIC rules to Abatis and 610381 B.C. Inc. and the United States holders of exchangeable shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a United States holder of exchangeable shares under the PFIC provisions may be significant, United States holders of exchangeable shares are urged to discuss those consequences with their tax advisors.

       SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

       The following summary is applicable to holders of exchangeable shares that are not United States holders.

       A non-United States holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the exchangeable shares, or on the receipt of or sale of shares of our common stock unless such gain is effectively connected with a United States trade or business or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and has a United States "tax home," as defined in the United States Internal Revenue Code, during the taxable year.

       Dividends received by a non-United States holder with respect to the exchangeable shares are probably not subject to United States withholding tax, and Redback and Abatis do not intend that Redback, 610381 B.C. Inc. or Abatis will withhold any amounts in respect of such tax from such dividends. There is some possibility, however, that the Internal Revenue Service may assert that United States withholding tax is payable with respect to dividends paid on the exchangeable shares to non-United States holders. In such case, holders of exchangeable shares could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an income tax treaty in effect between the United States and the non-United States holder's country of residence. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

       Dividends received by non-United States holders with respect to our common stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

                          DESCRIPTION OF CAPITAL STOCK

       We are authorized to issue 750,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the close of business on October 31, 2000, 152,974,193 shares of common stock, including 2,440,526 shares issuable upon exchange for our subsidiary's exchangeable shares, no shares of preferred stock, options to purchase 28,420,364 shares of common stock and warrants to purchase 427,667 shares of common stock were issued and outstanding.

COMMON STOCK

       Our amended and restated certificate authorizes the issuance of up to 750,000,000 shares of common stock, $0.0001 par value per share. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. In the event of a liquidation, dissolution or winding up of Redback, the holders of common stock are entitled to share ratably all assets of Redback available after the payment of debts and all other liabilities and subject to any preferential dividend rights of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares issuable by Redback upon the exchange of the exchangeable shares will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

       We have an authorized class of undesignated preferred stock consisting of 10,000,000 shares, $0.0001 par value per share. The board of directors is authorized, subject to any limitation prescribed by law, without further stockholder approval, to issue from time to time up to 10,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

       Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of the preferred stock.

WARRANTS

       As of October 31, 2000, there were warrants outstanding to purchase an aggregate of 427,667 shares of common stock, at exercise prices ranging from $0.79 per share to $102.34 per share.

REGISTRATION RIGHTS

       Pursuant to the terms of an amended and restated Investors' Rights Agreement, some holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. Under the terms of our agreement with the holders of these shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders exercising registration rights, these holders are entitled to notice of that registration and are entitled to include shares of their registrable common stock therein. Additionally, these holders are also entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and require us to use our best efforts to effect that registration. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration and our right not to effect a requested registration within six months following an offering of our securities.

       Pursuant to the terms of a Registration Rights Agreement, holders of our common stock received upon the exchange of exchangeable shares are entitled to rights with respect to the registration of their shares under the Securities Act. In addition to the filing of this registration statement and after the termination of this registration statement, these holders are also entitled to demand registration rights pursuant to which they may require us to file a registration statement on Form S-3 at our expense with respect to their shares of common stock and require us to use our reasonable best efforts to effect that registration. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration and our right not to effect a requested registration for a period of not to exceed 60 days in any 90-day period or an aggregate of 120 days in any 365 day period.

EFFECT OF SELECTED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUTE

       We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the interested stockholder became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner.

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

       Our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

       The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation.

                                  LEGAL MATTERS

       The validity of our common stock offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain matters of Canadian law will be passed upon for us by Fraser Milner Casgrain, Vancouver, British Columbia. As of the date of this prospectus, certain partners of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially own shares of our common stock.

                                     EXPERTS

       The financial statements of Redback as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The financial statements of Siara as of December 31, 1998 and 1999 and for the period from inception (July 20, 1998) through December 31, 1998, the year ended December 31, 1999, and the period from inception (July 20, 1998) through December 31, 1999 incorporated in this prospectus by reference to Redback's Proxy Statement included within the Registration Statement on Form S-4 Amendment Number 1 (No. 333-95947) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

       This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contain additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the following locations of the SEC:

        Public Reference Room                 New York Regional Office                Chicago Regional Office
       450 Fifth Street, N.W.                   7 World Trade Center                      Citicorp Center
              Room 1024                              Suite 1300                       500 West Madison Street
       Washington, D.C. 20549                 New York, New York 10048                      Suite 1400
                                                                                   Chicago, Illinois 60661-2511

       Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. The SEC file number for our documents filed under the Exchange Act is 0-25853.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference important business and financial information about us. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superceded by information included directly in this document, and later information that we file with the SEC will automatically update and supercede all of such information.

       We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       1. Our Proxy Statement dated February 7, 2000, included within the Registration Statement on Form S-4 Amendment Number 1 filed on February 7, 2000 in connection with our March 8, 2000 Special Meeting of Stockholders (File No. 333-95947);

       2. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed on February 11, 2000;

       3.    Our Current Report on Form 8-K filed with the SEC on
             March 20, 2000;

       4.    Our Current Report on Form 8-K filed with the SEC on
             March 21, 2000;

       5. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed on May 15, 2000;

       6.    Our Current Report on Form 8-K filed with the SEC on
             August 2, 2000;

       7. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000;

       8.    Our Current Report on Form 8-K filed with the SEC on
             October 13, 2000;

       9.    Our Current Report on Form 8-K filed with the SEC on
             October 13, 2000;

       10. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, filed on November 13, 2000;

       11.   Our Current Report on Form 8-K filed with the SEC on
             November 14, 2000; and

       12. All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.

       You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                              1195 Borregas Avenue
                               Sunnyvale, CA 94089
                                 (408) 571-5200

================================================================================



THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
              Summary..........................................  3
              Risk Factors.....................................  5
              Disclosure Regarding Forward-Looking
                Statements..................................... 14
              Use of Proceeds.................................. 15
              Plan of Distribution............................. 15
              Income Tax Considerations for Holders of
                Exchangeable Shares............................ 18
              Description of Capital Stock..................... 26
              Legal Matters.................................... 28
              Experts.......................................... 28
              Where You Can Find More Information.............. 28



================================================================================

================================================================================




                                [REDBACK LOGO]


                        2,440,526 SHARES OF COMMON STOCK


                                  -------------


                               November ___, 2000


                                 --------------



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee............   $ 53,638
Legal Fees and Expenses........................................   $100,000
Accounting Fees and Expenses...................................   $100,000
Miscellaneous..................................................   $    212
                                                                 ---------
     Total.....................................................   $253,850
                                                                 =========

ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       Redback's certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

       Redback's bylaws provide that Redback shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Redback has also entered into indemnification agreements with its officers and directors containing provisions that may require Redback, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 16.      EXHIBITS.

       The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

       (a)   Exhibits

EXHIBIT
NUMBER        DESCRIPTION
--------      -----------
     2.1* Arrangement Agreement, dated as of July 30, 2000, among Registrant, 610381 B.C. Inc. and Abatis Systems Corporation
     5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP
     5.2     Opinion of Fraser Milner Casgrain
    23.1     Consent of PricewaterhouseCoopers LLP
    23.2     Consent of PricewaterhouseCoopers LLP
    23.3 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1)
    23.4 Consent of Fraser Milner Casgrain (included in the opinion filed as Exhibit 5.2)
    24.1 Power of Attorney (reference is made to the signature page of this Registrant Statement).
    99.1** Registration Rights Agreement, dated as of September 28, 2000, between Registrant and Andrew Waitman acting as agent to the shareholders of Abatis Systems Corporation
    99.2** Exchange Trust Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and Montreal Trust Company of Canada
    99.3** Support Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and 610380 B.C. Inc.

    99.4** Escrow Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc., Montreal Trust Company of Canada and Andrew Waitman acting as agent to the shareholders of Abatis Systems Corporation
--------------
   * Incorporated by reference from Exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on October 13, 2000.
  ** Included as an exhibit to the Arrangement Agreement under Exhibit 2.1.

ITEM 17.      UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 13th day of November 2000.

                                       REDBACK NETWORKS INC.

                                       By:  /S/  VIVEK RAGAVAN
                                          ---------------------------------
                                           Vivek Ragavan
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally Vivek Ragavan and Craig M. Gentner, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Redback Networks Inc., a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

       IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                           TITLE                                DATE
---------                                                           -----                                ----
/S/ VIVEK RAGAVAN                           President, Chief Executive Officer and Director          November 13,
------------------------------------------  (PRINCIPAL EXECUTIVE OFFICER)                            2000
Vivek Ragavan

/S/ CRAIG M. GENTNER                        Senior Vice President of Finance, Chief Financial
------------------------------------------  Officer and Corporate Secretary (PRINCIPAL FINANCIAL     November 13,
Craig M. Gentner                            OFFICER)                                                 2000


/S/ DENNIS L. BARSEMA                       Director, Vice Chairman of the Board                     November 13,
------------------------------------------                                                           2000
Dennis L. Barsema

/S/ JAMES R. FLACH                          Director                                                 November 13,
------------------------------------------                                                           2000
James R. Flach

/S/ PROMOD HAGUE                            Director                                                 November 13,
------------------------------------------                                                           2000
Promod Hague

/S/ VINOD KHOSLA                            Director                                                 November 13,
------------------------------------------                                                           2000
Vinod Khosla

/S/ WILLIAM H. KURTZ                        Director                                                 November 13,
------------------------------------------                                                           2000
William H. Kurtz

/S /PIERRE R. LAMOND                        Director, Chairman of the Board                          November 13,
------------------------------------------                                                           2000
Pierre R. Lamond

/S/ DANIEL J. WARMENHAVEN                   Director                                                 November 13,
------------------------------------------                                                           2000
Daniel J. Warmenhaven

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
------------  ------------
   2.1*       Arrangement Agreement, dated as of July 30, 2000, among
              Registrant, 610381 B.C. Inc. and Abatis Systems Corporation
   5.1        Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP
   5.2        Opinion of Fraser Milner Casgrain
  23.1        Consent of PricewaterhouseCoopers LLP
  23.2        Consent of PricewaterhouseCoopers LLP
  23.3        Consent of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP (included in the opinion filed as Exhibit 5.1)
  23.4        Consent of Fraser Milner Casgrain (included in the opinion filed as Exhibit 5.2)
  24.1        Power of Attorney (reference is made to the signature page of this
              Registrant Statement).
  99.1**      Registration Rights Agreement, dated as of September 28, 2000, between Registrant and Andrew Waitman acting as agent to the shareholders of Abatis Systems Corporation
  99.2**      Exchange Trust Agreement, dated as of September 28, 2000, among
              Registrant, 610381 B.C. Inc. and Montreal Trust Company of Canada
  99.3**      Support Agreement, dated as of September 28, 2000, among
              Registrant, 610381 B.C. Inc. and 610380 B.C. Inc.
  99.4**      Escrow Agreement, dated as of September 28, 2000, among
              Registrant, 610381 B.C. Inc., Montreal Trust Company of Canada and
              Andrew Waitman acting as agent to the shareholders of Abatis
              Systems Corporation
--------------
    * Incorporated by reference from Exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on October 13, 2000.
   ** Included as an exhibit
      to the Arrangement Agreement under Exhibit 2.1.